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Contact:
Astea International Inc.
Rick Etskovitz
215-682-2500
retskovitz@astea.com



       Astea Announces Return of Rick Etskovitz as Chief Financial Officer

Horsham, PA, January 7, 2005--Astea International Inc. (NASDAQ: ATEA) today announced that Rick Etskovitz would be returning to assume the role of Chief Financial Officer and Treasurer, on an interim basis. Mr. Etskovitz previously functioned in this same capacity for Astea from early 2000 until this past May, 2004. He will be replacing George Rapp, who is departing to pursue other business opportunities. Mr. Etskovitz has agreed to step in on a temporary basis while Astea concludes a search for a permanent replacement.

"I am delighted that Rick will be rejoining us for this transitional period." said Zack Bergreen, CEO & Founder of Astea International. "I certainly appreciate all of the dedication and hard work George has put in as our turnaround has finally taken hold during this past year, and I wish him the best of luck in his future endeavors."

About Astea International
Astea is a global provider of service management software that addresses the unique needs of companies who manage capital equipment, mission critical assets and human capital. The Astea Alliance suite supports the complete service lifecycle, from lead generation and project quotation to service and billing through asset retirement. It integrates and optimizes critical business processes for Contact Center, Field Service, Depot Repair, Logistics, Professional Services, and Sales & Marketing. Astea extends its application suite with portal, analytics and mobile solutions. Since its inception in 1979,

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Astea has licensed applications to companies in a wide range of sectors including information technology, telecommunications, instruments & controls, business systems, and medical devices.
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(C) 2005 Astea International Inc. Astea and Astea Alliance are trademarks of
Astea International Inc.


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